Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated February 24, 2017 with respect to the consolidated financial statements and internal control over financial reporting of Energy Transfer Partners, L.P. (renamed Energy Transfer, LP on April 28, 2017) included in this Current Report on Form 8-K. We consent to the incorporation by reference of said reports in the Registration Statements of Energy Transfer Partners, L.P. on Forms S-3 (File No. 333-212962, File No. 333-206302, and File No. 333-206301) and on Forms S-8 (File No. 333-217592, File No. 333-208327, and File No. 333-96897).

/s/ GRANT THORNTON LLP

Dallas, Texas
May 8, 2017